Exhibit 99.2

Final Transcript

Conference Call Transcript ATH — Anthem and WellPoint to Merge Event Date/Time: Oct. 27. 2003 / 8:00AM ET

Safe Harbor Statement Under the

Private Securities Litigation Reform Act of 1995

This transcript contains certain forward-looking information about Anthem, Inc. (“Anthem”), WellPoint Health Networks Inc. (“WellPoint”) and the combined company after completion of the transactions that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts.  Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements.  These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance.  Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Anthem and WellPoint, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.  These risks and uncertainties include:  those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by Anthem and WellPoint; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to consummate Anthem’s merger with WellPoint, to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; our ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.  Neither Anthem nor WellPoint undertakes any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Readers are also urged to carefully review and consider the various disclosures in Anthem’s and WellPoint’s various SEC reports, including but not limited to Annual Reports on Form 10-K for the year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the reporting periods of 2003.

Additional Information and Where to Find It

This transcript may be deemed to be solicitation material in respect of the proposed merger of Anthem and WellPoint.  In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC.  SHAREHOLDERS OF ANTHEM AND STOCKHOLDERS OF WELLPOINT ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION

STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  The final joint proxy statement/prospectus will be mailed to shareholders of Anthem and stockholders of WellPoint.  Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, from Anthem Investor Relations at 120 Monument Circle, Indianapolis, IN 46204-4903, or from WellPoint Investor Relations at 1 WellPoint Way, Thousand Oaks, CA 91362.

Participants in Solicitation

Anthem, WellPoint and their directors and executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Anthem’s Current Report on Form 8-K, to be filed with the SEC on October 27, 2003, will contain information regarding Anthem’s participants and their interests in the solicitation.  Information concerning WellPoint’s participants is set forth in the proxy statement, dated March 31, 2003, for WellPoint’s 2003 annual meeting of stockholders as filed with the SEC on Schedule 14A.  Additional information regarding the interests of Anthem’s and WellPoint’s participants in the solicitation of proxies in respect of the proposed transaction will be included in the registration statement and joint proxy statement/prospectus to be filed with the SEC.

Please note this transcript has been edited for accuracy.

CORPORATE PARTICIPANTS

 Tami Durle

 Anthem - Vice President of Investor Relations

 John Cygul

 WellPoint - Vice President of Investor Relations

 Larry Glasscock

 Anthem - Chairman, President and CEO

 Leonard Schaeffer

 WellPoint - Chairman and Chief Executive Officer

 Michael Smith

 Anthem - Chief Financial Officer

 David Colby

 WellPoint - Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

 Matthew Borsch

 Goldman Sachs - Analyst

 Josh Raskin

 Lehman Brothers - Analyst

 Eric Veiel

 Wachovia Securities - Analyst

 Christine Arnold

 Morgan Stanley - Analyst

 Patrick Hojlo

 Credit Suisse First Boston - Analyst

 Bill McKeever

 UBS - Analyst

 Joe France

 Banc of America - Analyst

 Charles Boorady

 Smith Barney - Analyst

 John Rex

 Bear Stearns - Analyst

 Ed Kroll

 SG Cowen - Analyst

 Ellen Wilson

 Sanford Bernstein - Analyst

PRESENTATION

Operator

 Welcome to Anthem’s WellPoint conference. At this time, we’ll turn the conference over to Anthem management.

 Tami Durle  — Anthem - Vice President of Investor Relations

 Good morning, and thank you for joining us this morning. This is Tami Durle, Vice President of Investor Relations for Anthem. I’m delighted to also introduce Larry Glasscock, Anthem’s Chairman, President and CEO, and Michael Smith, Chief Financial Officer. Also joining us this morning is John Cygul, Vice President of Investor Relations with WellPoint.

 John Cygul  — WellPoint - Vice President of Investor Relations

 Good morning, and welcome. With us this morning from WellPoint, Leonard Schaeffer, our Chairman and Chief Executive Officer, and David Colby, our Chief Financial Officer.

 Tami Durle  — Anthem - Vice President of Investor Relations

 As you are now aware, we’re here this morning to discuss the details of the announced merger of Anthem and WellPoint, and we encourage you to follow along with the slides that are available on our Webcast. During the call, we will also share with you details on both Anthem’s and WellPoint’s third-quarter results, as well as both companies’ full-year 2003 and 2004 outlook. Finally, we will allow time at the end for your questions.

Both Anthem and WellPoint will be making some forward-looking statements. Listeners are cautioned that these statements are subject to certain risks and uncertainties, many of which are difficult to predict, and generally beyond the control of Anthem and WellPoint. These risks and uncertainties can cause actual results to differ materially from our current expectations. We advise listeners to review the risk factors discussed in our press releases issued this morning, and in our periodic filings with the SEC. In connection with the merger, Anthem and WellPoint expect that a registration statement, which will include a joint proxy statement/prospectus, will be filed with the SEC. We urge listeners to review the registration statement if and when it becomes available, because it will contain important information about the merger. You can obtain, free of charge, documents filed with the SEC by Anthem or WellPoint by visiting the SEC’s Website at www.SEC.gov, or by contacting the Investor Relations department of Anthem or WellPoint. Larry?

 Larry Glasscock  — Anthem - Chairman, President and CEO

 Thank you, Tami, and good morning to everyone. I’m excited to visit with you today, and I’m very pleased to be sharing the platform with my colleague and friend Leonard Schaeffer. I think you’ll agree that we have some extremely exciting news to share with you today. As you all probably read this morning, Anthem and WellPoint have entered into a definitive merger agreement. This merger brings together two of the strongest health benefits companies in the nation, creating a new leader in the industry, both in terms of size and quality services that we provide our customers. Our enthusiasm for this transaction stems from the fact that we are bringing together two outstanding organizations that share common values, have complementary strategies and demonstrate a track record of achievement. By combining the operational, financial and human resources of our respective companies, we see tremendous opportunities to create additional shareholder value. Additionally, we can expand our collaborative programs with physicians and hospitals to improve the health of our members, and also provide our talented employees with tremendous opportunities for career and personal growth. By capturing significant operational synergies and leveraging best practices across our new enterprise, we believe we can capitalize on growth opportunities and establish unprecedented levels of quality service and care management for our members. Leonard and I will expand upon each of these themes in our discussion today. But first, let me tell you a little bit about the transaction.

Under the agreement, WellPoint will merge into a subsidiary of Anthem. WellPoint’s shareholders will receive $23.80 in cash, and one share of Anthem common stock per WellPoint share. Based on Friday’s closing prices, the total consideration received by WellPoint shareholders is approximately $16.4 billion. On a pro forma basis, Anthem’s shareholders will own 47 percent of the combined Company. The merger was unanimously approved by both Anthem and WellPoint’s Boards over the weekend, and is expected to be consummated in mid 2004, pending approval from our stockholders, State Departments of Insurance and other regulators, the Blue Cross and Blue Shield Association, as well as Hart-Scott-Rodino clearance.

The parent Company will be named WellPoint Inc., the most admired name in the health benefits industry, and corporate headquarters will be in Indiana. The Company’s new Board of Directors will consist of 12 members from Anthem’s Board and eight from WellPoint. Both Leonard and I will remain on the Company’s Board. Leonard will be our Chairman, and I will serve as President and Chief Executive Officer. David Colby will be the CFO of the combined Company, with Mike Smith leading the integration effort, along with Alice Rosenblatt from WellPoint.

Those are the broad terms of the transaction. Perhaps even more important, Leonard and I want to share with you the rationale behind this very important transaction, as well as the benefits that we believe will emerge as a result of the combination. Our affiliation with WellPoint will create the nation’s leading health benefits company, with nearly 26 million members and over $36 billion of combined revenues. With several regional platforms for growth, we will benefit from geographic diversification in 13 key states. We will hold the number-one market share position in 12 of those 13 states. These markets all have additional room for expansion, and we expect to capitalize on significant growth opportunities in each. As important, we have done significant due diligence, and are confident in our ability to create both financial and operational synergies that will further enhance the value of the larger combined company. Both companies have demonstrated a commitment to operational excellence, and have established strong track records of delivering on promises, while working collaboratively with all of our key constituents. Bringing the strength of our two companies together will only enhance our ability to continue this performance into the future.

Additionally, both of our teams have substantial experience at successfully integrating acquisitions. You have seen us demonstrate this success in recent years with Anthem’s acquisition of Trigon and WellPoint’s Cerulean and RightCHOICE acquisitions. And we remain confident in our ability to demonstrate continued success on this front. This transaction also combines two companies with exceptionally strong balance sheets and the financial flexibility and strength to support future growth opportunities.

Another aspect of this affiliation that should not be overlooked is the approach that our regional leaders use to run their organization, and how it will position us to successfully execute on future strategies as a new team. Having spent a considerable amount of time with Leonard and his team, it is very clear to me that our complementary cultures and customer-focused management teams will enable our combined Company to achieve even higher levels of success in each of our local markets. I am now going to turn it over to Leonard to talk more about this very compelling transaction.

 Leonard Schaeffer  — WellPoint - Chairman and Chief Executive Officer

 Thank you, Larry. I’m very happy to be here today, because I believe this merger positions us to make a meaningful and a positive impact on the financing of and delivery of health care in the United States. Advancing medical technology, the aging of our population and expanding consumer expectations continue to create financial strain on the American health-care system. We want to take the lead in addressing these challenges. Our vision is to redefine the industry by providing more value to our constituents through innovation, choice-based products, significant service enhancements, simplified transactions and better access to information for quality care.

This transaction will create the nation’s leading health benefits company. This additional size and scale will afford our combined entity significant advantages, including the ability to spread administrative costs over a much larger membership base, and will allow us to keep our services more affordable for existing and for new customers.

This transaction will also expand our geographic reach across the nation and further diversify our earnings strength. We have a number-one market position in 12 of our 13 combined states where we operate as Blue Cross Blue Shield plans. Although Anthem and WellPoint have benefited from membership growth through acquisitions in the past, both have also reported exceptional organic growth. Another benefit of our expanded geographical reach is a diversified revenue base and revenue stream. Following the merger, no state will comprise more than 26 percent of our total membership, and most will represent less than 10 percent.

This transaction provides significant growth opportunities. As a result of our affiliation with Anthem, we will have additional regional platforms for growth, and will be able to offer more innovative services and products to underserved markets, including the currently uninsured population. For example, just as we see opportunities to achieve growth in Wisconsin’s small group and individual businesses by importing WellPoint’s expertise into these areas, Anthem is also transporting its expertise in national accounts to underserved markets in Nevada and Connecticut. WellPoint’s success in creating innovative lower-priced products for previously uninsured markets can be introduced into Anthem’s portfolio, as well. For instance, Anthem’s progress in Nevada can be bolstered by WellPoint’s expertise with these products. Reciprocally, Anthem’s national sales momentum can help accelerate WellPoint’s growth in this important market segment.

In addition, we have high expectations for further penetration of Specialty Products across all of our regions. WellPoint operates the nation’s fourth-largest PBM, and we fully expect to utilize that expertise to accelerate additional services and efficiencies into Anthem’s service area. This merger also positions us to expand our high-quality specialty product offerings beyond our existing medical membership base. These include dental, life, disability, behavioral health and vision products.

We’ve also identified various fragmented markets where we believe there are opportunities to increase share. We found that in many cases, there are large numbers of competitors in our market, but they often have very small market share, and may not be positioned for future growth. For instance, while Anthem has the largest market share in Virginia, about 40 percent of that market is held by nearly 400 insurers providing indemnity health offerings. Several of these companies have already begun to exit that market. Additionally, the total insured population of our 13 Blue licensed states is approximately 80 million people. Anthem and WellPoint combined hold a 25 to 30 percent market share, showing that even though we are market leaders of our states, there are still substantial opportunities for growth. This is particularly true in California and Ohio, which are very large states, where we are market leaders, but we have relatively low market share by Blue standards.

Our primary focus in the near term will be on the integration of our two companies. We have tremendous same-store opportunities, but as before we will continue to pursue acquisition opportunities when they make sense for our shareholders. As a larger combined Company, we will have the financial flexibility to do so.

Consistent with the integration success in previous acquisitions by both companies, we anticipate sharing best practices across the enterprise. We believe there are both revenue growth and administrative expense efficiencies that can be captured as we bring our two companies together. And finally, we believe that by using our technology, we can dramatically enhance product offerings and deliver the health information our customers need and expect. Larry?

 Larry Glasscock  — Anthem - Chairman, President and CEO

 Thank you, Leonard. We are committed to capturing synergies quickly, and assuming a mid-2004 closing, expect savings of at least $50 million in 2004, $175 million by 2005 and at least $250 million in fully-realized annual synergies by 2006. More specifically, one of our most important opportunities lies in information technology savings. It is important to note that changes in this area will not be the result of a large-scale systems consolidation, but rather eliminating redundancies and improving efficiency. We expect that when the synergies are fully realized in 2006, we can save at least $75 million a year in this area alone. We also believe that there are significant cost savings through our PBM and other specialty operations which will save at least another $75 million. The savings that we will be able to apply to our operations, including the UNICARE business should also yield about $50 million in benefits. Additionally, there are numerous corporate and non-customer touch point areas where redundancies will allow for at least $50 million in additional savings.

Leonard and I have reviewed these opportunities in detail, and are highly confident that the majority of these ideas can be implemented over the course of the next 18 to 24 months. Of course, we have identified other potential opportunities which we will study and develop as the transaction teams commence their work in the coming weeks. Mike Smith will lead these integration efforts along with Alice Rosenblatt. They are very experienced, as they have both led our prior efforts. We will establish multiple teams to ensure our goals for capturing synergy savings in each area are achieved. We have always accomplished seamless integrations without disruption to customers. That will continue to be our primary focus. Formalizing an operational structure that will fully capture scale advantages and cost savings opportunities will also be an early focus of the merger transition teams.

Realizing these synergies gives Leonard and I confidence in our ability to continue generating at least 15 percent EPS growth for our shareholders, while also contributing to our efforts to keep health care affordable. The transaction is expected to be modestly dilutive to Anthem shareholders in 2004. That dilution is due entirely to the impact of our planned debt recapitalization, which involves the nonrecurring cost to repurchase our outstanding surplus notes. The transaction is expected to be accretive in 2005 and beyond.

The reason Leonard and I and our teams are so confident in our ability to execute on the growth opportunities and synergy savings that this affiliation brings stems from the momentum and strong track records of operational excellence in both companies. This merger combines two high performing and disciplined companies. We look forward to working with and drawing on the experience of two very solid management teams, and believe that together, the combined company will continue the track record that both Anthem and WellPoint have demonstrated through their histories.

Along with some of the strongest membership growth in the industry, our recent financial results reflect three-year compounded annual growth in revenues of 24 percent for Anthem and 30 percent for WellPoint. Both Anthem and WellPoint reached an after-tax margin of 4.5 percent for the first nine months of 2003, and together, we are optimistic that we can continue this track record of performance. As a combined Company, we will also be better positioned to deliver service excellence. For example, WellPoint has successfully launched new call center technologies that dramatically enhance service to members and providers. This type of innovation represents exactly what the market deserves and expects. Sharing such technologies and broadening applications across our entire Company will help us accelerate our progress as a leader in terms of ease with which our members can access solutions.

On a combined basis, our companies have also successfully demonstrated excellence by completing more acquisitions than any other competitor in the industry, with Anthem having completed five affiliations since 1997, and WellPoint having completed three major acquisitions since 2001. In addition, we have successfully integrated these acquisitions within our committed timelines, and realized synergies savings in excess of our announced expectations. Furthermore, while both companies take great pride in our ability to generate strong operating cash flows well in excess of net income, our quality of reported earnings can be clearly substantiated, with combined operating cash flows in excess of $2 billion projected in 2003 alone. We plan to dramatically reduce our debt levels over the next several years with our cash flow. However, we are also comfortable with our pro forma debt-to-capital ratio of approximately 24 percent, which is just slightly above the leverage reported by both Anthem and WellPoint at the end of the third quarter on a stand-alone basis.

About $3.9 billion of cash is needed to fund the transaction. Anthem will have $700 million available cash on hand, along with a $3 billion committed bridge financing. This bridge will be replaced with proceeds from a proposed $2 billion bond offering, and additional funds that will be available from a revolving credit facility. Availability from the expanded facility is expected to be $2.5 billion. All financing required for the merger is in place, and permanent financing will be secured.

Now, let’s turn our attention to the operating results of our two companies in the third quarter. Before we begin, I want to make you aware of some changes we’ve made to our reporting format, in response to SEC recommendations that we no longer make references to terms that we have traditionally used to provide you visibility of our underlying business trends. We can no longer comment or provide guidance for operating gains, operating margins, and adjusted net income per share on a consolidated basis. We apologize for any confusion this may cause. Going forward, the use of operating gain and operating margin must be confined to our reporting segment operating results.

Now, for the third quarter. Anthem reported record results in the quarter, with GAAP net income of $1.38 per diluted share. These results included 3 cents per share for net realized gains, which we traditionally have excluded from our net income per share. We now project 2003 net income of $5.30 to $5.35 per diluted share, which is an increase of 7 cents per share from our previous expectation. Over the past 12 months, we have added 895,000 members, resulting in an 8 percent year-over-year growth rate. Enrollment now stands at over 11.8 million members, which is the highest level in the Company’s history, and we remain confident in achieving our 7 to 8 percent membership growth this calendar year. Compared to the third quarter of 2002, all customer segments reported membership expansion, except for Medicare + Choice, which declined by 8,000 members.

Growth in enrollment continues to be led primarily by two customer segments, national and individual businesses. National accounts, including our BlueCard host membership, has increased by 17 percent, and individual membership advanced 12 percent compared to a year ago. We are also pleased with the 39,000 new members in our local large group and small group segments in the third quarter, which was the best quarterly enrollment growth in these two segments for the year.

The membership growth we have enjoyed over the past few years indicates the strength of Anthem’s product portfolio and our competitive position. However, we also remain very disciplined in pricing for profitable enrollment growth. For example, in the fourth quarter, membership in our East region will decline slightly, due to a loss of the state of New Hampshire account. This account represented about 40,000 fully-insured members, and our earnings guidance includes this lapse in business.

Now, focusing on our medical cost trends. Cost trends for fully insured group business were approximately 10 percent on a rolling 12-month basis, or slightly better than the 11 percent trend reported last quarter. The trend in outpatient services was about 11 percent, inpatient and professional services both 10 percent, and pharmacy 9 percent. We now project the 2003 medical cost trend to be 10 percent to 11 percent, slightly better than our previous guidance, with 2004 medical cost trends expected to remain in a comparable range.

Before I turn the call over to Mike Smith, I would like to provide a brief update on the integration activities in the Southeast region, and also preview Anthem’s first investor conference, which will be held in Indianapolis on November 18th. The Southeast integration continues to progress very successfully. $17 million of synergies were realized or achieved in the third quarter, or about $2 million better than in the prior quarter. We’re confident that we will realize between $55 and $60 million of synergies this year, which is up from our prior expectation. We also remain confident that we will realize at least $75 million in 2004, which is consistent with what we promised when we announced the affiliation last July. — or a year ago July.

Finally, Anthem’s first investor conference will be held in Indianapolis on November 18th, as I said. If you are not able to attend, the event will be Webcast live, and also archived for replay on our Website. Will also host a dinner the night prior to the investor conference, and our special guest speaker will be Karen Ignagni, the President and CEO of the American Association of Health Plans. Our management team looks forward to meeting you, and sharing our strategies and plans for future performance at the investor conference.

Now, here is Mike, who will talk about our third-quarter results. Mike?

 Michael Smith  — Anthem - Chief Financial Officer

 Thank you, Larry, and good morning. As Larry has mentioned, Anthem’s third-quarter 2003 net income was $196.5 million, or $1.38 per diluted share, on a GAAP basis. This compares to $1.29 in the third quarter of 2002, a quarter which included 4 cents for realized gains, as well as a 20 cent benefit related to our tax valuation allowance. Also, as a reminder, last year’s third quarter included only two months of results related to Trigon, as that acquisition was completed on July 31st of 2002. Anthem’s total revenue in the quarter was approximately $4.3 billion, a 19 percent increase year-over-year. Premium yields of 11 percent on fully insured group business and 8 percent year-over-year growth in membership contributed to the strong growth in revenue. Income before taxes increased 35 percent, and pretax margins reached 7.3 percent in the third quarter, a 90 basis point improvement over last year. All business segments reported improved results as compared to the third quarter of 2002.

Let me spend a few minutes focusing on Anthem’s third-quarter results for each our businesses. Operating gain in the Midwest was $108.9 million in the quarter, a 62 percent increase over the third quarter of 2002. The improvement in the Midwest region was primarily due to disciplined pricing, profitable enrollment growth and leveraging Midwest fixed-cost infrastructure over a larger membership base. The East segment reported a $14 million year-over-year improvement in performance, resulting therefore in a $75.4 million operating gain in the third quarter. East results were net of a $10 million contribution to the Anthem Foundation in the quarter. This charitable funding by the East segment was purely discretionary, and supports Anthem’s mission of improving the health of our membership. The West segment reported a $32.6 million operating gain in the quarter. This performance was about $10 million better than we had expected, primarily due to the lower-than-projected medical costs and the timing of spending for the systems conversion project in the West. In the Southeast, operating gain was $82 million in the third quarter, an increase of $36 million compared to last year’s third quarter. As I mentioned earlier, the Southeast results in the third quarter of 2002 included only two months, since the Trigon acquisition was completed on July 31st of last year. In light of claims trends that were substantially more moderate than expected, our Southeast region issued $30 million for savings checks to certain policyholders in its third quarter. The specialty segment’s third-quarter 2003 operating gain was $18.7 million, resulting in a 9.6 percent operating margin. Compared to the third quarter of 2002, operating gain increased by $5 million, primarily due to increased mail order volume at Anthem Prescription Management, our pharmacy benefit management operation. Anthem Prescription Management processed 793,000 mail order scripts in the third quarter, which was 28 percent higher than its mail order script volume a year ago.

We continue to be pleased with the buildout of our specialty businesses. As an example, we started offering an Anthem Vision product less than two years ago, and we had only 1,000 Vision members at the end of last year’s third quarter. Today, we have more than 350,000 Anthem Vision members. This is great improvement, but we have much more work to do to advance our penetration rates within our specialty product portfolio.

Finally, the other segment’s operating loss was approximately $39 million this quarter, an increase of $12 million compared to the third quarter of 2002, primarily due to higher incentive compensation expense as a result of above-target performance. Anthem’s benefit expense ratio was 81 percent in the third quarter, an improvement of 50 basis points year over year. The improvement in this ratio, both in the quarter and for the first nine months of the year, reflects moderating cost trends and the value of our very diverse product portfolio. The consolidated administrative expense ratio was 18.7 percent in the third quarter of 2003, an improvement of 80 basis points year over year, and 40 basis points sequentially.

Now, turning to the balance sheet and our operating cash flow. Cash and investments were $7.2 billion at the end of the quarter, with total assets exceeding $13 billion. The unpaid life, accident and health claims liability was $1.9 billion at the end of the third quarter, up $36 million from year end 2002. Days in claims payable were 53.2 days, a decline of 3.2 days sequentially, primarily due to the timing of provider payments in our Southeast region, along with systems improvements that have led to more efficient overall claims processing and payment. Total debt was $1.7 billion, down $100 million compared to the prior quarter, following the maturity and repayment of our senior 6.75 percent notes on July 15th. Our debt-to-total-capital ratio was 22 percent at the end of the quarter, down from 25 percent reported a year ago. Operating cash flow in the quarter was $332 million, and on a year-to-date basis, operating cash flow of $726 million reflects the consistent quality of our earnings, and supports our forecast of at least $1 billion of operating cash flow for the year. During the third quarter, we repurchased 500,000 shares for approximately $36 million, at an average price of $72.09 per share. On a year-to-date basis, we have acquired 2.3 million Anthem shares for $144 million, at an average price of about $62 per share.

Now, here is Larry, who will share our updated guidance for 2003 and our outlook for 2004.

 Larry Glasscock  — Anthem - Chairman, President and CEO

Thank you, Mike. We now project full-year 2003 net income of $5.30 to $5.35 per diluted share, which is an increase from our previous expectations of $5.23 to $5.28 per share on a purely GAAP basis. Keep in mind that this guidance includes 3 cents for net realized gains and 11 cents related to the favorable resolution of litigation in the first quarter. Total revenue is expected to be approximately $16.7 billion this year, and we continue to project 7 to 8 percent membership growth for 2003. Premium yields are expected to continue to cover medical cost trends of 10 to 11 percent for our fully insured group business. Operating gain by segment is projected as follows — Midwest, $425 to $435 million; East in the $295 to $305 million range; Southeast, $330 to $340 million, which is up $10 million from our prior guidance; West in the $100 to $105 million range, also an increase of $10 million from last quarter’s outlook; Specialty, $60 to $65 million; and the other segment operating loss is projected to be in the $135 to $145 million range. We expect 50 to 100 basis points of improvement in the administrative expense ratio, and 100 to 150 basis points of improvement in the benefit expense ratio for this year.

Now, looking ahead to 2004, we are projecting net income of $6.05 to $6.15 per diluted share for 2004, which represents an increase of 13 to 16 percent, compared to our updated 2003 earnings guidance of $5.30 to $5.35 per share — again, all on a GAAP basis. The total revenue growth rate should be in the low double-digit range in 2004. We are also forecasting membership growth of approximately 500,000 to 700,000 members next year, or an increase of 4 to 6 percent, with almost 70 percent of the enrollment gains from self-funded products. In 2004, the administrative expense ratio is estimated to be approximately 17.8 percent to 18.3 percent, with the benefit expense ratio in the 82 percent to 83 percent range. And finally, we are projecting at least $1 billion of operating cash flow for 2004, with capital expenditures fairly consistent with the 2003 levels, in the $125 to $135 million range.

I would like to hand the call over to Leonard and Dave Colby to discuss WellPoint’s third-quarter ‘03 performance and their earnings outlook. Leonard?

 Leonard Schaeffer  — WellPoint - Chairman and Chief Executive Officer

 Thank you, Larry. And thank all of you for joining us for a discussion of our third-quarter results. I’ll begin with a discussion of our third-quarter performance, and then Dave Colby, our CFO, will review the financials.

I’m very pleased to report another excellent quarter. Our continued customer focus, with emphasis on operational control and pricing discipline, has resulted in another strong quarter for WellPoint. My comments regarding third-quarter results do not include the impact of the acquisition of Cobalt Corporation. We closed the merger with Cobalt on September 24th of this year. We’re pleased with our topline growth of 13 percent, compared with the third quarter of 2003. This growth was driven primarily by member growth in California and Georgia, and pricing discipline in all geographies. With this growth, we continue to effectively manage our cost structure. Our medical care ratio for the third quarter reflects, in large part, our ability to price products to cover medical costs. WellPoint’s medical cost ratio of 79.6 was lower than last year’s third quarter and the second quarter of this year. On a nine-month year-to-date basis, our SG&A ratio was down versus the same period last year, as we continue to leverage technology more effectively. Operating cash flow of $368 million exceeded net income of $246 million.

Excluding net realized investment gains and an extraordinary gain in last year’s third quarter, the diluted earnings per share for the third quarter increased 42 percent year over year. As a result of our third-quarter performance, we are increasing our 2003 EPS guidance for the third time this year, to $6 per diluted share from the previous guidance of $5.60 to $5.65. Dave Colby will provide more detail in a few moments on this topic.

We’re also off to a great start in integrating Cobalt. We’re on schedule with more than 500 milestones for an effective integration. In the third quarter, we completed several significant projects. Key financial systems feed all of WellPoint’s general ledger. Enrollment claims and other key data feed WellPoint actuarial data systems and other corporate databases. We had a series of successful associate meetings with all of Cobalt’s associates, and Becky Kapustay, who many of you know, and who was President and CEO of Blue Cross Blue Shield of Georgia during that integration process, has been named CEO of Cobalt, and she will do a great job. We’re on track for achieving synergies with this transaction. We expect Cobalt to be neutral to earnings in the fourth quarter of 2003, and minimally accretive in 2004.

Turning, now, to membership — we had strong sales in California and Georgia, which drove overall membership growth during the last 12 months. Membership trends in the third quarter reflect our ability to offer innovative products, with emphasis on disciplined pricing. We’re encouraged by enrollment trends in the third quarter. Sales for the third quarter were very strong. We continue to sell a lot of new business at prices necessary to cover cost trends. As I indicated in last quarter’s call, we have attracted some significant new accounts for the second half of 2003 and for January of 2004.

I’m going to give you some membership data that is tied to these points. The third-quarter sales were 512,000 members, up from second-quarter sales of 472,000 members. We’re also encouraged by the trend in changes in membership within existing accounts. Recall that in the second quarter, we experienced a decline of over 100,000 members in existing accounts — so-called negative within group growth. In the third quarter, that decline narrowed to 62,000 members, suggesting that although the economy is sluggish, it’s turning around. Although individual and small group membership in California was down sequentially, due to the timing of rate increases, we saw an increase in individual and small group at all of our other key geographies.

We’re also off to a great start for January 2004. In addition to the account wins we mentioned in our last quarter’s call, Wal-Mart and Kinko’s, we signed several other new accounts, including eTrade, EarthLink, Hilton Hotels and Kimberly-Clark. Also, we have picked up additional members in Coca-Cola and The Home Depot.

Now, let’s look at membership in specific regions. In California, we added over 208,000 members since the third quarter of 2002, driven mainly by growth in the large group segment. During the third quarter, we added a new large labor group customer in our special accounts segment in California in the third quarter, the Joint Benefit Teamsters with 18,000 members.

We have several new products coming out in the fourth quarter and the beginning of 2004, all aimed at competitor gaps and underserved markets. This quarter, we will be introducing RightPlan, a new individual product aimed at what we’re calling the young invincibles — those 20-something-year-old people who rarely think about purchasing health insurance. It is a very inexpensive plan, and should bring us many young members who might not otherwise purchase health insurance.

In Georgia, membership grew by more than 85,000 members during the past 12 months, driven mainly by growth of nearly

71,000 members in our ISG segment. Sequentially, ISG in Georgia increased by more than 13,000 members. We continue to build market share in both individual and small group segments, utilizing our strong agent and broker relationships, superior customer service and product design that meets customer needs. Our large group segment in Georgia declined by 24,000 members in the third quarter, primarily due to the net loss of 19,000 ASO members in the state of Georgia account. The state implemented higher cost-sharing benefits, and passed the full renewal cost increase to State Plan members. Going forward, however, we expect growth in this segment, and we just added a new large account with 20,000 members, effective October 1st of this year.

In Missouri, individual and small group also continues to show strong growth. We added over 2,300 members in this segment during the third quarter. In January 2003, we implemented the regional sales manager structure that we use in our California and Georgia ISG business, and since the beginning of the year, ISG membership in Missouri has increased by more than 13,000 members. Also, in small group in particular, our retention rates have been better than expected. The individual market in Missouri has also been doing well, as we have been stepping up television and mail advertising. The Large group segment in Missouri declined by 20,000 members during the third quarter, primarily due to a decline in existing membership in EPOCH, a TPA that is jointly owned by Blue Cross Blue Shield of Kansas City and our blue plan in Missouri.

ISG in Texas grew by more than 5,000 members during the third quarter, reflecting the growing popularity of our choice-based products, as well as our increased marketing efforts. Also, effective on September 1st of this year, the Texas legislature passed new legislation that allows health plans to offer products to individuals for small and large employers that do not contain all state-mandated benefits. As you may know, Texas is now number one in the nation for the uninsured, and we see real opportunities for growth with this product, especially in the individual and small group markets. This product can be as much as 15 percent less expensive than a traditional product, and will provide an affordable option for Texans who might otherwise be going without insurance coverage. We expect to introduce this plan to the individual market in the first quarter of 2004, and to the small group market in the second quarter of the year.

Let me now turn briefly to discuss the cost trends. Through the second quarter of this year, cost increases appear to have plateaued in the low double-digit range. As we continue to track cost trends very carefully in our geography during the third quarter, we are now seeing a slight decline in cost trends of about 100 basis points.

Now, let me turn the call over to Dave Colby. Dave?

 David Colby  — WellPoint - Chief Financial Officer

 Thank you, Leonard. We are very pleased with our third-quarter 2003 financial results for two reasons. First, our continued focus on operations has resulted in yet another quarter where WellPoint has met or exceeded analysts’ expectations. Second, given these stable results in the third quarter, we are comfortable increasing our 2003 guidance from $5.65 per diluted share to $6. As we also announced, we are increasing our 2004 earnings guidance from $6.90 to $7 per diluted share for 2004, consistent with our expected 15 percent growth rate.

Although the Cobalt transaction closed effective September 24th, 2003, for accounting purposes it was effective September 30th, 2003. Accordingly, the impact of the Cobalt transaction has been reflected on WellPoint’s balance sheet at September 30th and end-of-period membership data. But Cobalt’s third-quarter operating performance is not included in WellPoint’s third-quarter 2003 income statement or operating cash flow.

For the third quarter of 2003, our reported net income was $246.2 million, or $1.63 per diluted share, which was higher than consensus estimates by about 18 cents. Our third-quarter earnings per share represented a 41.7 percent increase over comparable results for the third quarter of 2002 of $1.15, which excludes $50.6 million of pre-tax net realized gains, or $30.4 million on an after-tax basis, in the investment portfolio, and a $4.9 million net of tax extraordinary gain from negative goodwill that was included in the reported $1.38 of diluted earnings per share for the third quarter of 2002.

Although not reflected in WellPoint’s third-quarter income statement, Cobalt also had a strong third quarter in 2003. Excluding merger-related expenses of $5.4 million, Cobalt’s third-quarter 2003 net income was $16.7 million, or 38 cents per diluted Cobalt share. Given this better-than-expected performance, we continue to believe that the Cobalt transaction will enhance shareholder value by generating returns in excess of our cost of capital.

The quality of our earnings is supported by GAAP operating cash flow, which was $368 million for the quarter, which represented almost 150 percent of net income. Second, our estimate for balance sheet claim reserves continued to include a factor for moderately adverse conditions. Days in claims payable increased mathematically by six days, because WellPoint’s September 30th balance sheet included Cobalt’s medical claims payable, but the third-quarter income statement did not include Cobalt’s medical claims expense. Excluding the impact of Cobalt, days in medical claims payable increased by 1/10 of a day. This change can be explained by three factors. First, lower accrual for pharmacy payments due to the biweekly payment cycle timing in our PBM, some additional accruals for certain contested provider claims, and slightly higher IBNR accruals.

Turning to the income statement, continued insured enrollment growth and disciplined pricing resulted in healthy revenue growth.

Third-quarter revenues, excluding investment income, were $4,984,000,000. That is a 13.3 percent increase from the third quarter of 2002. Our medical care ratio in the third quarter of 2003 was 79.6 percent, which was 138 basis points lower than the second quarter of 2003, and 215 basis points lower than the third quarter of 2002. Despite this favorable trend in the third quarter, we do continue to believe that the medical care ratio will increase in the fourth quarter, due to the seasonality of our higher-deductible plans.

On a year-to-date basis, the selling, general and administrative expense ratio continues to show year-over-year improvement. For the first nine months, that ratio was 16.3 percent, down from 16.9 percent for the first nine months of 2002, due to improved productivity from e-business and technology initiatives. For example, our EDI ratio year-over-year increased from 61.3 percent to 64.6 percent. Our auto-adjudication rates increased from 50.7% to 56.2%. We’re also able to spread our fixed G&A costs over a larger membership base. The SG&A ratio increased 57 basis points between the second and third quarters of 2003, due to three factors. One was one-time costs associated with a major site consolidation in our UNICARE operations. Second were some costs associated with the merger of Cobalt into the WellPoint family of companies. And finally, there were slightly higher incentive compensation accruals, due to the better-than-expected financial results. We continue to see opportunities to reduce the SG&A ratio in the future. I believe even without considering the merger we announced today, that this ratio could be reduced by another 200 basis points over the next three to five years.

Turning to the balance sheet, due to solid financial performance and cash flow, WellPoint continues to enjoy a financial position that allows us to take advantage of future opportunities. Our third-quarter 2003 debt-to-total-capital was 20.4 percent, down from 23.5 percent just a year ago. This decrease in WellPoint’s leverage ratio is after considering the Cobalt merger and the repurchase of 5.9 million shares during the last 12 months, or 1 million shares just during the third quarter of 2003.

Cash flow was again strong for the quarter. Our GAAP operating cash flow in the third quarter was $368 million, which was almost 150 percent of net income. Due to cash used in the Cobalt merger, cash and investments decreased $27 million during the quarter to $7.9 billion. If you exclude the impact of the Cobalt merger, the repurchase of 1 million WellPoint shares during the quarter and other discretionary financing transactions, cash and investments would have increased by $348 million, and let me give you some reconciling numbers. The actual decrease in cash and investments was $27 million, but that included a decrease in security trades payable of $288 million, which you would have to add to that number. So the net increase in cash and investments was $261 million. Take away from that $124 million of increase in long-term debt and add back $76 million for the purchase of 1 million WellPoint shares. We also had a decrease in our security lending deposits, so add back $164 million for that, and in the Cobalt transaction, we actually used, during the quarter, $449 million of cash, but we picked up $478 million of cash and investments from Cobalt’s balance sheet, which would be a reduction of $29 million to get to this $348 million reconciliation.

We continue to feel comfortable with our balance sheet reserves for medical claims. Medical claims payable were $2.8 billion at September 30th, 2003. As I mentioned, days in claims payable mathematically increased by six days from 60.8 to 66.8 during the quarter, primarily due to including Cobalt’s medical claims payable in the balance sheet, but not including Cobalt’s medical claims expense in the income statement. If you exclude this impact, days in claims payable increased by 1/10 of a day. This 1/10 of a day increase was attributable to first, the timing of our biweekly pharmacy payments in our PBM, which actually showed a six-day accrual reduction, which represented 0.6 days total. We had higher accruals for certain provider claims that are being contested, which would be an increase of 0.4 days, and we have various other items including slightly higher IBNR accruals of about 0.3 days, for a net increase of 0.1 days.

With this third-quarter earnings release, we also providing a nine-month roll-forward schedule of medical claims payable for the last three years. For WellPoint, this schedule shows that in the last three years, the conservative claims estimates in the prior year had resulted in positive developments in the then-current year. That is significant for two reasons. It does show that during a period of time when we had brought our days in claims payable down from 78.4 days at the end of 2000 to 63.2 days at the end of 2002, for a 15.2 day decline, the magnitude of conservatism in the medical claims payable estimates through the first nine months of development have actually increased from $265 million to $399 million. Since WellPoint uses a consistent reserving methodology each quarter, in accordance with generally accepted accounting principles, we currently expect there will likely be positive developments for the September 30th, 2003 medical claims payable estimate.

Our long-term debt increased by $124 million in the second quarter of 2003, due to the additional borrowings to fund the cash portion of the Cobalt purchase price. Also, in the third quarter, WellPoint repurchased 1 million shares for $76.2 million, or an average price of $76.15 per share. Since the third quarter of ‘98, when we started our share buyback program, WellPoint has used $1.2 billion in cash to purchase 29.3 million shares of our common stock at an average price of $42.26.

I would like to give some guidance on Cobalt for the fourth quarter. As we announced at the closing of that transaction, we said we would give you some guidance on the expected impact of the Cobalt transaction on WellPoint’s fourth-quarter income statement. Based on current expectations, the Cobalt merger should have the following impact on our fourth quarter. It should increase premium revenues by about $368 million and management service revenue by about $49 million. Benefit expense will go up by about

$311 million, and SG&A expense up about $86 million. We will see additional other expense of about $5 million in the fourth quarter, and investment income, we will see about an additional $1 million. Actually, Cobalt will have about $5 million of investment income, but because of cash that we used, the existing WellPoint will have about $4 million less, so the net impact of adding Cobalt will be $1 million of additional investment income. Interest expense will be an increase of about $2 million. If you add those up and take a 40 percent tax rate, we expect Cobalt will add about $8 million to our net income. With the additional WellPoint diluted shares that were issued, about 5.4 million, you will see that this transaction is relatively neutral to our fourth-quarter earnings. We will provide further guidance for Cobalt in our usual early January guidance call, but we do expect Cobalt to be slightly accretive to WellPoint’s earnings per share in 2004.

In conclusion, the third quarter was very strong for WellPoint, and we continue to be pleased with Cobalt’s financial performance in the integration process to date. During the third quarter, WellPoint exceeded First Call estimates by 18 cents, but even more important, our business fundamentals are strong. Enrollment growth and disciplined pricing resulted in 13 percent topline growth. We have been able to offset rising medical costs with price increases demonstrated by the relatively constant medical care ratio over recent years. Our technology investments have shown material improvements in productivity and a lower SG&A radio, and we continue to generate cash flow greater than net income.

Before I turn the call back over Larry, I would like to reiterate our comfort with our new 2003 earnings per share estimates of $6 and 2004 earnings per share guidance of $6.90 to $7. I would also like to say how excited I am about the announced merger with Anthem. Given the growth opportunities and resources of the combined Company, I think this will be a very attractive transaction, for both our customers and our shareholders.

And of course, the lawyers would like me to point out that this discussion did contain certain non-GAAP financial measures, as defined in the rules of the SEC. As required by those rules, a reconciliation of those measures to the most directly comparable GAAP measures is available on our Website, which can be found at www.WellPoint.com.

I will now turn the call back over to Larry.

 Larry Glasscock  — Anthem - Chairman, President and CEO

 David, thank you very much, and before we open the lines for questions, I would like to just briefly revisit some of the details about our merger. We believe this transaction offers very important advantages to all of our stakeholders. We will emerge as the leading health benefits company in the nation, with the largest membership base in 12 of the 13 key states where we hold a Blues license. Our partnership here with WellPoint provides a compelling strategic fit, in terms of values, our focus and commitment. We will continue to grow our businesses in every market, and we will benefit from, we believe, a significant synergy creation. We are well positioned for the future, and will continue to maximize value for shareholders, our current and targeted customers, providers, associates and the communities where we live and work.

So thank you very much for participating in this conference call. Anthem will look forward to meeting with you at our investor conference in Indianapolis on November 18th. So, we are now ready to open up the call for questions.

QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). Matthew Borsch, Goldman Sachs.

 Matthew Borsch  — Goldman Sachs - Analyst

 Good morning. My first question relates to if you can talk through how you think the combined entity will be able to better leverage your BlueCard offering — if in fact you think it will. And then I have a second technical question on the transaction details.

 Larry Glasscock  — Anthem - Chairman, President and CEO

 Well, Matt, this is Larry. As you know, we both run very strong national accounts efforts, at Anthem and at WellPoint, and as you know, we are the largest host plan in the system, and we have, as you may remember, about 2.8 million BlueCard host members. WellPoint has a very significant number, as well. So what’s really important here is I think we will continue to be very, very well represented in the national marketplace. I think our offerings together will continue to be strong, and perhaps stronger, as they have been in the past.

 Matthew Borsch  — Goldman Sachs - Analyst

 Okay. Great. Moving onto the technical question, which is on the impact from the planned debt recapitalization. Could you just talk through how that impacts the merger pro forma, and the expense that you would estimate from that for the second half of ‘04, assuming a mid-’04 close?

 Michael Smith  — Anthem - Chief Financial Officer

 Matt, it’s Mike Smith. I’m happy to do that. As you know, and others have observed, we’ve recognized the need or the opportunity to take out surplus notes that were placed privately by Anthem prior to its conversion. We have about $500 million of such financing out, it having been issued by our regulated subsidiary. The coupon on that debt is about 9 percent, on the two surplus note issues. This occurs to us as an absolutely perfect time to restructure our debt capitalization, and at the time of the transaction, we acquire those notes. Take this expense at the time of the recapitalization, such expense — not able to be estimated, it’ll be subject to market conditions at the time. However, the model and the announced transaction has fully considered the cost of that retirement, all of which is net in — Larry's assurance and Leonard's comments, but the transaction is dilutive only by virtue of that recapitalization, and significantly accretive, in the high single-digit range, beginning in 2005.

 Matthew Borsch  — Goldman Sachs - Analyst

 Great. Thank you, and congratulations.

Operator

 Josh Raskin, Lehman Brothers.

 Josh Raskin  — Lehman Brothers - Analyst

 Hi, thanks. Congrats on the numerous announcements. First question is just lining out. Could you talk a little bit about the timing of the transaction — you know, what was going on in the organizations that created the discussions, and what were some of the rationales for the timing of the announcements and the proposed close of mid-’04?

 Leonard Schaeffer  — WellPoint - Chairman and Chief Executive Officer

 Hi, this is Leonard. There has always been the idea that these two companies could come together and make an even stronger one. And after the Cobalt deal, Larry and I had a chance to discuss that, and it turned out that we both believed this was by far the best future option for both of our companies, and that this would be the best way to achieve that benefit for our customers. If you look at this transaction, it is the best way to bring the two companies together. Larry will be an excellent CEO. The management team will be fully integrated — Dave Colby will be the CFO. All the WellPoint Blue plans will remain headquartered in their respective states. The leadership will be intact. This is a win-win. And in discussions with our Board, we viewed the equation that many of the analysts might find a little strange, but it is 1 + 1 = 3. Together, we can do more and better than we could apart, and apart, we could do pretty good.

 Larry Glasscock  — Anthem - Chairman, President and CEO

 That is a non-GAAP measure, by the way.

Yes, I just want to emphasize what Leonard has said. This is a wonderful transaction for our shareholders, for our customers, for our providers. You know, I can’t emphasize how much these cultures are very complementary. These two teams are extremely focused on doing the right thing by the customer, very focused on quality service — working on very collaborative relationships with providers. It’s obviously, in terms of scale, a wonderful transaction. And as Leonard pointed out earlier, it gives us great geographical diversity in our membership base. We think that’s a tremendous plus for the combined company. So I believe this is going to be a superb transaction for all of our constituents, as I said.

 Leonard Schaeffer  — WellPoint - Chairman and Chief Executive Officer

 You know, it’s good business but I think you have to realize that it also creates a unique opportunity to address the challenges that are faced by the American health-care system. We can do that by doing a better job for 26 million people. We can help take a very fragmented mom-and-pop industry, which is the health-care industry, continue to differentiate for the benefit of customers and patients, and get economic improvements in terms of standardization and simplification of transactions. You talk to the doctors, and what they want is they want is for things to be easier for them do administratively, so they can focus on our patients, and their patients — our customers, their patients. I think over time, you’ll see coming out of this transaction a capacity and a platform to help benefit the entire health-care system.

 Josh Raskin  — Lehman Brothers - Analyst

 I understand, I guess, the rationale. My question, I guess, is just more specifically about the actual timing. I guess if this idea had always been around, you know, maybe perhaps at the IPO, it would have been less costly for WellPoint at that time, where there have been periods over the last two years since Anthem has been public where the multiple disparities made a little bit more sense, just from a financial standpoint. I guess my question is just specifically, and excluding the rationale of why the companies make more sense together, which I certainly don’t disagree with, just again specifically about the timing of the announcement?

 Larry Glasscock  — Anthem - Chairman, President and CEO

 Well, I think first of all, as you know, Josh, we have been focused on building our company through not only same-store growth, but through consolidation, as well. Leonard has been very focused on doing the same, and this just became perfect timing. Once — as Leonard said, once he had completed his Cobalt transaction, we were able to have a discussion, and this looked like perfect timing to us, given just the Blues landscape and the advantages that each of us bring to each other and what we can create for the future.

 Josh Raskin  — Lehman Brothers - Analyst

 The second question, I guess more of an Anthem question. How do you think about the return on capital of the transaction here, and how can we think about it just from a financial metric? Do you guys look at it — I know WellPoint’s been pretty explicit in their acquisitions about returns on cash and what hurdle rates were used, and I was just wondering if you had any sort of sense from a financial standpoint of how that works, in terms of a use of cash, or use of capital in general for Anthem?

 Michael Smith  — Anthem - Chief Financial Officer

 Josh, it’s Mike, and again, we’ve spoken about this in the past. We, like WellPoint, have remained very disciplined about the use of capital for any reason in our company. We’ve stated in our past, our hurdle rate is a 15 percent hurdle rate. The cash on cash returns in this enterprise should be extraordinary. These two companies have not only terrific momentum in their earnings — their GAAP earnings — but also wonderful cash flow, and as we’ve already said, we expect the transaction to be accretive — significantly so — in ‘05. Therefore, with cash being generated at a nice multiple of 2, those earnings — the internal returns on cash deployed should be extraordinary, and well above our hurdle rate.

 Josh Raskin  — Lehman Brothers - Analyst

 Just one quick last question. In terms of new services to customers, how should we think about that? Were there certain specialty lines that one company was participating in that the other was not? Or are their new introductions that you can do as sort of a broader company, and that’s my last question.

 Leonard Schaeffer  — WellPoint - Chairman and Chief Executive Officer

 There are, I think, a number of mutual advantages. WellPoint has a host of product differentiation and product choices in the individual and small group market that obviously, over time, will be made available in all the Anthem markets. Anthem has done a very good job on the national account side, has some very interesting technology in terms of e-commerce, and I think there are mutual benefits. It really is a win-win.

 Larry Glasscock  — Anthem - Chairman, President and CEO

 Again, I’d just reinforce what Leonard had to say. One thing that has always impressed us about WellPoint has been their product set — I mean, they’re very innovative. They make sure that they offer a very full breadth, with a lot of price spread, low to high. It’s, again, an outstanding opportunity to focus on their product development efforts, and we — as they — do a great job on national accounts, and we think that’s going to get even better going forward.

Operator

 Eric Veiel, Wachovia Securities.

 Eric Veiel  — Wachovia Securities - Analyst

 Thank you. First question — are there any geographic areas where you expect concentrations of the combined plan to create any issues for the regulators, and if so, could you just touch on those?

 Larry Glasscock  — Anthem - Chairman, President and CEO

 Well, as you know, we operate with the Blue brand in 13 states, as a combined Company. We have the number-one market position in 12 — as Leonard said, 12 of those 13 states. If you look at the UNICARE brand that WellPoint uses, we have about 200,000 members, roughly, of those members that are in Anthem Blue states. So there will be very minimal overlap. That’s one of the beauties of this combination. So we would be surprised if there are any antitrust concerns, given what we’ve looked at.

 Eric Veiel  — Wachovia Securities - Analyst

 Great. And just my follow-up is of the 2.8 million host lives at Anthem — any estimate of how many of those are WellPoint home lives?

 Michael Smith  — Anthem - Chief Financial Officer

 We have not scrubbed that number. I will tell you, having looked at it several times in the past, insignificant in terms of any implication on the deal.

 Eric Veiel  — Wachovia Securities - Analyst

 Thanks very much, and congrats.

Operator

 Christine Arnold, Morgan Stanley.

 Christine Arnold  — Morgan Stanley - Analyst

 Good morning, and congratulations. I have a question on your platform. How many systems platforms does each company have? And you said you don’t plan to consolidate. Does that mean that you plan to transition the way you did with Anthem, or that you plan to keep both systems platforms? How do we think about that?

 Michael Smith  — Anthem - Chief Financial Officer

 Christine, as you are well aware, Anthem has migrated substantially all of its membership to a system of choice in each region. Therefore, one in each health region plus our national platform. WellPoint similarly has defined a distinct technology platform supporting each of its regions. During our due diligence conversations, we were extremely impressed by WellPoint’s technology vision that may or may not rely on any Big Bang movement of members, but has a terrifically innovative design and architecture, allowing the leverage of technology so that customer service associates can service membership across those different platforms. Our technology leaders are going to look at that, and see if that vision can be extended to the current Anthem pipeline, and we think without any high-risk Big Bang movements, wonderful improvements in service and dramatic costs can be saved.

 Christine Arnold  — Morgan Stanley - Analyst

 Can I ask for a little bit more? You have, as we know, four plus a national, and you have contemplated rolling that into fewer. WellPoint has five or six plus Cobalt. So does that mean you’re going to have 11 or 12 systems, ultimately?

 Leonard Schaeffer  — WellPoint - Chairman and Chief Executive Officer

 Christine, I think you want to conceptualize a little bit differently. Historically, people have talked about the systems, and what they’ve talked about is claims processing and customer service and membership and actuary and and and— all being one system. That was true in the big iron mainframe world. But in today’s world, there are ways that you can keep the customer-facing stuff on legacy systems, but use other technology to move the data around, so that you have a much more robust ability to consolidate data and manipulate data and do customer service — a common look and feel across the entire enterprise. And we have the good fortune of having some excellent systems people who have conceptualized this, and who are moving in that direction. So we can keep the legacy systems in place, to the extent that there might be any customer abrasion, but create additional functionality and tremendous flexibility and frankly, tremendous analytical capability at the same time. So you want to not think about, if you will, silos, but think about it as kind of a horizontal approach, with some of the legacy claims systems being frankly untouched. And I’m sure in future meetings — we unveiled a little of this at the Day at WellPoint — in future meetings, more and more will be unveiled. But it is excellent technology, and it has been applied in other industries, so it is not bleeding edge at all, and I think Mike was very positively impressed, and I think there are real big opportunities here. But both companies are focused on customers, and we will do nothing — nothing — to disrupt customers.

 Christine Arnold  — Morgan Stanley - Analyst

 And I have a follow-up on Anthem. I think you were guiding for an increase of 100 to 150 basis points in the ‘04 MLR, because you expect it to rise to 82 to 83, which is about where it was a year ago in ‘02. Is that true, and if so, why? Is it a reduction in kind of budgeting for prior-period positive developments? Can you give us a sense for that?

 Michael Smith  — Anthem - Chief Financial Officer

 Christine, I’ll try to do more than give you a sense. I want to get it exactly on point. Recall that the 2003 benefit expense ratio in our company has benefited from a $25 million reduction to benefit expense in the first quarter, when we settled the Dardinger case, and also recall approximately a $32 million prior-year reserve release also recognized in Q2 of ‘03. Those two items are nearly $60 million of releases in ‘03, along with the fact that we’ve got a moderating cost trend in ‘03 that will be reflected, and our ‘04 data will drive the medical loss ratio back to its more normal level. It’s simply the math.

Operator

 Patrick Hojlo, Credit Suisse First Boston.

 Patrick Hojlo  — Credit Suisse First Boston - Analyst

 Good morning, guys. Let me add my congratulations on the announcement of this deal. I want to follow up, actually, on the synergy question, because I’m curious why it appears that you’re marking a fairly sizable chunk of synergies for PBM and specialty area alone. If I heard you right, you’re marking about $75 million. It’s not systems related? Or it is? Or what is it that’s going on there?

 David Colby  — WellPoint - Chief Financial Officer

 Patrick, this is Dave Colby. We have a fairly large PBM — the fourth-largest in the country. Anthem has a very strong PBM, too. When combined, those two operations — there will be, obviously, some operational efficiencies, but that combined purchasing power, in terms of being able to negotiate and maintain underlying contracts with pharmaceutical manufacturers, I think, will yield significant opportunities to reduce the cost of drugs, and therefore, affordability of the benefit for our membership.

 Patrick Hojlo  — Credit Suisse First Boston - Analyst

 So a great deal of that would be increased rebates and decreased costs to your customers, as well?

 David Colby  — WellPoint - Chief Financial Officer

 That’s correct.

 Patrick Hojlo  — Credit Suisse First Boston - Analyst

 Now, thinking, also, a little bit more about the rationale for the deal. Is it fair to say that you folks were bumping into each other a little bit more often on the M&A front these days?

 Leonard Schaeffer  — WellPoint - Chairman and Chief Executive Officer

 I don’t think that’s part of the rationale for this. This is about improving services for customers, and about how working together, we can do better than we could apart.

Operator

 Bill McKeever, UBS.

 Bill McKeever  — UBS - Analyst

 Yes, I had a question about the synergies you mentioned of $50 million pretax for ‘04, $75 million for ‘05. Could you share with us the percentage of that that is related to reducing infrastructure costs? And then, the percent that might be related to revenue enhancements?

 Michael Smith  — Anthem - Chief Financial Officer

 Bill, it’s Mike Smith. About 90 percent of these synergies are infrastructure or pure cost savings. The pace at which we’ve disclosed the capture of the synergy, quite frankly, is very conservative, anticipating $25 million a quarter right out of the box, therefore $50 million in 2004. By mid-2005, we would expect to hit a full pace of $62.5 million quarterly, hence ‘05 is $175 million, and by ‘06 we’re at a $250 million pace. That gives us time to very carefully capture the technology and PBM savings, and to appropriately deal with the backroom noncustomer touch cost without disrupting the flow and the strength of the organizations. So very conservatively timed, very carefully thought through, and both of us have a devout commitment to the notion of delivering on our promises, and we therefore announced these synergies with that in mind.

 Bill McKeever  — UBS - Analyst

 Okay. Thank you. And my follow-up to that is, Leonard mentioned that the legacy systems are staying in place. Does this mean that the synergies are going to come in large part from employee reductions, or maybe you could give us some flavor for some particular areas and operations that are going to see a savings?

 Leonard Schaeffer  — WellPoint - Chairman and Chief Executive Officer

 This is Leonard again. Just to correct that assumption, I didn’t say they are going to stay in place. What I said is they can stay in place. And then you can move slowly and carefully if you want to reduce the number of legacy systems. The key is not to think about it as a silo, but to understand that membership systems can be built as an enterprisewide solution, and then seed, through certain kinds of technology, all on the legacy systems, and an actuarial system, and a corporate database, and all these things can be built as enterprisewide solutions, which saves a tremendous amount of money, without disrupting claims processing. And the result is customers don’t even experience any change, other than better data and better customer service.

 Bill McKeever  — UBS - Analyst

 And just a last question is branding. With your dental, your vision, your mental health, how are you going to deal with the branding issues there?

 Larry Glasscock  — Anthem - Chairman, President and CEO

 Well, we’re going to — remember we’re announcing this today. We’re going to put together here very shortly the teams that will work on this. As I said, the integration team is going to be led by Alice and by Mike. And one of the efforts that they will address is how to approach this. So again, not trying to avoid your questions. We just want to let the group do its work.

Operator

 Joe France, Banc of America.

 Joe France  — Banc of America - Analyst

 Thank you. I had two questions, both related. When is the registration expected to be filed, and who are representing the two parties?

 Michael Smith  — Anthem - Chief Financial Officer

 Joe, our target is to get the S-4 filed before Thanksgiving. Advisers for Anthem were Goldman Sachs and Banc of America as our financial advisers, Sullivan & Cromwell and Baker & Daniels as our legal advisors.

 David Colby  — WellPoint - Chief Financial Officer

 And for WellPoint, we had Lehman Brothers as financial advisers and gave us their fairness opinion, and then we had as a financial advisor UBS, which really helped review the financing aspects of the transaction.

 Joe France  — Banc of America - Analyst

 That’s great. I didn’t know you were old enough to retire, Mike.

 Michael Smith  — Anthem - Chief Financial Officer

 Don’t go there, Joseph.

 Larry Glasscock  — Anthem - Chairman, President and CEO

 You’ve got a lot of work to do before that happens.

 Joe France  — Banc of America - Analyst

 Fair enough. Thank you very much.

Operator

 Charles Boorady, Smith Barney.

 Charles Boorady  — Smith Barney - Analyst

 Thanks and congratulations. My question is on synergies, and with respect to Joe’s comment on Mike’s youthfulness — it wasn’t clear in the press release, but completion of responsibilities — does that assume that you’ll be around through at least ‘06 to see these synergies through to realization?

 Michael Smith  — Anthem - Chief Financial Officer

 Charles, you’re kind to ask, I guess, but let me make something very clear. My commitment to this transaction is very high, and my pledge to Larry is that I will stay with this process so long as I’m bringing value and as long as there is work left to be done. I look forward to working with Alice. Both of these companies have demonstrated that we can organize and execute these types of plans. It’s awesome, for example, for Leonard to acknowledge over 400 milestones delicately planned in the Cobalt transaction. This is a massive project. We will give it all of the energy and all of the effort required to do it very right for our shareowners. If that’s ‘05, it’s ‘05. If it’s ‘06, it’s ‘06.

 Charles Boorady  — Smith Barney - Analyst

 The synergy of $75 million for specialty sounds lower than what I would expected, in light of the synergy from the Trigon acquisition. And can you give any more color, especially with respect to the PBM, where you were able to get disproportionately more synergy when you compare it to the size of the overall organization? Does any of the 250 million in total synergy include some additional PBM-related synergies that were not in the 75 million that you listed under specialty?

 David Colby  — WellPoint - Chief Financial Officer

 I think if you listen to the PBM synergies for us in prior deals, and for Anthem in prior deals, a lot of the synergies were replacing an outside contractor with an in-house function, which creates a lot of benefit. We will not have that now, because virtually all of our in-house business is with one and virtually all of Anthem’s, which in January will be on one. So the synergies are not replacing an outside service with an in-house service, but the pure operations of the PBMs themselves.

Operator

 John Rex, Bear Stearns.

 John Rex  — Bear Stearns - Analyst

 Two quick questions. First of all, following up on the debt recap impact, is it fair to say that excluding that impact, are you just for ‘04, are you modeling to be neutral, or are you actually modeling a bit of accretion in there, excluding that impact?

 Michael Smith  — Anthem - Chief Financial Officer

 John, let me be more clear and my apology to whoever asked the question earlier. Again, the exact amount of the impact of the debt recapitalization won’t be known until the time that a tender or another effort is made to acquire the debt. Using reasonable data available, that’s nearly a 26 cent charge coming through the ‘04 numbers. So I’m very comfortable assuring you and all the other participants in this call, were it not for that plan to simultaneously deal with surplus notes, the transaction is accretive right out of the box.

 John Rex  — Bear Stearns - Analyst

 That’s very helpful; thank you. Also, for WellPoint, I was wondering if you can provide a similar metric for your ‘04, with incorporating your guidance as Anthem did, with regards to medical cost ratio outlook and member outlook, so what you're building into the ‘04 guidance that you provided this morning?

 David Colby  — WellPoint - Chief Financial Officer

 Historically, we have done our detailed 2004 guidance once we’ve totally completed our annual plan process. So we will do our early January call where we will give you much more specifics — right now, our guidance is for the 15 percent growth rate, plus a little bit of accretion from the Cobalt transaction. That’s how you get the $6.90 to $7.00.

Operator

 Ed Kroll, SG Cowen.

 Ed Kroll  — SG Cowen - Analyst

 Good morning. A couple of quick questions. On the Anthem ‘04 earnings guidance — the 6.05 to 6.15 — that’s for Anthem only, I presume?

 Michael Smith  — Anthem - Chief Financial Officer

 That is correct.

 Ed Kroll  — SG Cowen - Analyst

 Okay. Thanks for that. And then, back on the anticipated synergies — just to get to the total, or where you think you’ll be in ‘06, the $250 million annualized. I’ve got — the components you gave of that, I think I missed one. I have $75 million systems related, $75 million PBM and specialty, and then I had $50 million corporate redundancies. What is the other piece there?

 Michael Smith  — Anthem - Chief Financial Officer

 We still think there is some opportunity operationally to share support for regionally adjacent businesses, and we’ve got — as both Larry and Leonard acknowledged, it’s actually 223,000 fully insured UNICARE branded lives operating in Anthem blue states. We believe that there’s an opportunity there to support that membership by working collaboratively between the UNICARE operation and our Blue operations. There are a number of other instances of similar ilk.

 David Colby  — WellPoint - Chief Financial Officer

 And just to add to that, again, as we pull our integration teams together, obviously, they will surface a lot of ideas that we will not have both fully explored at this stage, so we would expect them to be very helpful in identifying some additional opportunities, as well.

Operator

 Ellen Wilson with Sanford Bernstein.

 Ellen Wilson  — Sanford Bernstein - Analyst

 I was wondering if you could just give some more details on the deal terms, specifically any kind of a collar to reflect stock price changes — that kind of stuff?

 Michael Smith  — Anthem - Chief Financial Officer

 I would be happy to. There is no collar. It is our view that a collar frequently puts the wrong incentive in place in a transaction like this one. This is a transaction which in spirit and nearly every aspect has the word “mutual” implied. A collar frequently, then, establishes a set of benefits — or a benefit for one set of shareholders than another. We think it’s not appropriate here. The exchange ratio and cash terms are fixed. The exchange ratio is one share of Anthem stock for one share of WellPoint stock, and the cash payment of $23.80 is fixed as it has been announced, and as it was made a part of the definitive agreement.

 Ellen Wilson  — Sanford Bernstein - Analyst

 Okay. And one quick follow-up, just on the approvals process that you have to go through. Could you kind of walk through who all you have to get approval from, and kind of the timeline for that?

 Michael Smith  — Anthem - Chief Financial Officer

 I would, but I also want to finish my answer to your previous question. This is a transaction that implies and explicitly establishes a very worthy, very defensible premium to the WellPoint shareowners of about 20.4 percent on their closing price last Friday. With regard to approval, shareowners of both companies will obviously be required to approve the transaction. As previously stated we will need Hart-Scott-Rodino clearance, we will need consent by the Blue Cross Blue Shield Association, and the lawyers are working right now to determine exactly which jurisdictions of insurance regulators we will need to make a formal application to. That is a work in progress, but as you would imagine, given the breadth and scope of these operations, several of the departments of insurance will have an interest, not only in the regulation of their statute, but frankly, just in their interest in ensuring continuity of secure operations for the benefit of members in their jurisdiction, so it’s going to be a fairly extensive process, but our two teams of lawyers are knee-deep in it already.

 Ellen Wilson  — Sanford Bernstein - Analyst

 Okay. Thank you.

Operator

 That does conclude today’s Q&A session. I would like to turn things back over to Mr. Larry Glasscock for any additional or closing comments.

 Larry Glasscock  — Anthem - Chairman, President and CEO

 Again, Leonard and I want to thank all of you for tuning in to today’s call. I hope you can tell how excited we are about this transaction for our members, and all of our other constituencies and our shareholders. So again, thank you very much, and have a great day.

Operator

 Thank you. Once again, everyone, that does conclude today’s teleconference. We do appreciate your participation. You may disconnect at this time.